Exhibit 99.2

APAC Customer Services Names Industry Veteran Michael P. Marrow as CEO

Deerfield, Ill., February 19, 2008 – APAC Customer Services, Inc. (Nasdaq: APAC), a leading provider of customer care services and solutions, today announced that it has appointed Michael P. Marrow as the company’s President and Chief Executive Officer, effective March 3, 2008. Mr. Marrow will also serve on APAC’s Board of Directors. Mr. Marrow was most recently Managing Director, Emerging Markets, for Affiliated Computer Services (ACS), a leading provider of business process outsourcing and information technology solutions. He succeeds former APAC President and Chief Executive Officer Robert Keller. Mr. Keller has also resigned as a Director of the company effective February 18, 2008.

“We wish Bob well in his future endeavors,” said Ted Schwartz, APAC’s Chairman and Founder. “We are extremely pleased that Mike is joining APAC. He is a proven leader with an outstanding knowledge of our business and our industry. He is well suited to deliver quality and efficiency to our clients as we work towards achieving profitable growth at APAC. Michael has a passion for our business and our industry which we believe will serve APAC’s clients and team members very well.”

Mr. Marrow has a strong track record of customer care growth and operational leadership. At ACS, he was instrumental in driving the growth of the company’s Contact Center and Emerging Markets businesses. Under his leadership, Contact Center outsourcing revenue increased tenfold, from $60 million to approximately $600 million in under five years’ time. He also led the turnaround of underperforming offshore customer locations and oversaw the expansion of ACS’s offshore customer service and outsourcing capabilities to over 16,000 employees with centers in China, The Philippines, India, Central America, Europe, and the U.S. Previously, Mr. Marrow served as Chief Operating Officer of CyberRep. Prior to that, he held operational executive positions at Interactive Response Technologies and Safecard Services.

“I am very excited to be joining APAC, a well respected name in the customer care industry,” said Mr. Marrow. “APAC’s dedication to providing exceptional service has attracted an impressive roster of clients. I look forward to building on APAC’s strong foundation and working with my new colleagues to lead APAC on its path to long-term profitable growth.”

About APAC Customer Services, Inc.
APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer care services and solutions for market leaders in healthcare, financial services, publishing, business services, travel and entertainment, and communications. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC’s comprehensive website is at http://www.apaccustomerservices.com.

Company Contact:	Investor Relations Contact:
George H. Hepburn III, CFO APAC Customer Services, Inc. 847-374-4995 GHHepburn@apacmail.com	Jody Burfening/Harriet Fried Lippert/Heilshorn & Associates 212-838-3777 HFried @lhai.com